Exhibit 8.1

November 27, 2002

Black Hills Corporation
625 Ninth Street
Rapid City, South Dakota 57701
Attn: Steven J. Helmers

Re:	Tax Opinion Rendered In Connection With Registration Statement on Form S-4 Filed With the Securities and Exchange Commission on November 27, 2002

Ladies and Gentlemen:

We have acted as tax counsel for Black Hills Corporation (“Black Hills”), a South Dakota corporation, in connection with (i) the Merger, as defined and described in the Agreement and Plan of Merger dated as of October 1, 2002 (the “Merger Agreement”) by and among Black Hills, Black Hills Acquisition Corp. (“Merger Sub”) and Mallon Resources Corporation (“MRC”) and (ii) the preparation of the discussion set forth under the caption “Certain Material United States Federal Income Tax Consequences” (to the extent that discussion relates to the current shareholders of Black Hills) in the joint proxy statement/prospectus (the “Prospectus”) included as part of the Registration Statement on Form S-4 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) on November 27, 2002 in connection with the Merger.

This opinion is rendered in connection with the discussion set forth under the caption “Certain Material United States Federal Income Tax Consequences” in the Prospectus, to the extent that such discussion relates to the current shareholders of Black Hills. In rendering our opinion, we have examined the Merger Agreement, the Prospectus and such other documents as we have deemed necessary or appropriate in order to enable us to render our opinion. For purposes of this opinion, we have assumed (i) the validity and accuracy of the documents that we have examined, (ii) that the Merger will be consummated in the manner described in Merger Agreement and the Prospectus, (iii) that the Merger will be a valid merger under applicable state law, and (iv) that the representations made by Black Hills (together with Merger Sub) and MRC in letters delivered to us on November 26, 2002 and November 25, 2002, respectively, are and will, as of the effective time of the Merger, be accurate and complete.

Our opinion is based on the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury regulations, and publicly available administrative interpretations and court decisions in effect as of the date of the Prospectus. The Code and Treasury regulations and the interpretation thereof by the Internal Revenue Service

(the “IRS”) and the courts are subject to change, and any changes could be applied retroactively.

Subject to the assumptions, conditions and qualifications described herein and under the caption “Certain Material United States Federal Income Tax Consequences” in the Prospectus, we are of the opinion that the discussion under the caption “Certain Material United States Federal Income Tax Consequences” in the Prospectus describes the material United States federal income tax consequences of the Merger to the current shareholders of Black Hills.

Our opinion is limited in its scope and it only covers those United States federal income tax consequences of the Merger expressly addressed above, subject to the assumptions, conditions and qualifications described above.

Our opinion may change if applicable law changes. We do not undertake to notify you of any such changes in applicable law. Our opinion may also change if any of the facts regarding the Merger as described in the Merger Agreement and the Prospectus are inaccurate or change, if any of the representations made to us by Black Hills (together with Merger Sub) and MRC in letters delivered to us on November 26, 2002 and November 25, 2002 are not true and correct in all material respects, if any of the assumptions described above are not true or accurate, or if the conduct of the parties is materially inconsistent with the facts reflected in the Merger Agreement and the Prospectus.

Our opinion represents our current legal judgment on the specific issues addressed based on the assumptions, conditions, qualifications and applicable law described above and it has no official legal status of any kind. The IRS may take a position contrary to our opinion and, if the matter is litigated, a court could reach a contrary decision.

In accordance with the requirements of Item 601(b)(23) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”), we hereby consent to the filing of this opinion as an exhibit to the Prospectus and to the reference to our firm under the caption “Certain Material United States Federal Income Tax Consequences” in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

Holland & Hart LLP